Exhibit 99.4

DYNAMIC FUELS, LLC

CONDENSED BALANCE SHEETS

As of March 31, 2014 and September 30, 2013

(unaudited)

	March 31, 2014	September 30, 2013
Assets
Current assets:
Cash	$1,225,670	$1,031,342
Restricted cash	40,281	40,241
Receivables	404,103	7,328,585
Inventory	3,077,160	3,296,672
Prepaid expenses and other	1,594,588	1,327,284

Total current assets	6,341,802	13,024,124
Property, plant and equipment, net	136,510,473	140,068,430
Other assets	11,249,279	10,774,113

Total assets	$154,101,554	$163,866,667

Liabilities and Members’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$1,011,606	$2,253,857
Notes payable – related parties	25,220,378	20,520,378
Due to related parties	395,598	536,966

Total current liabilities	26,627,582	23,311,201
Asset retirement obligation	64,467	59,671
Notes payable	100,000,000	100,000,000

Total liabilities	126,692,049	123,370,872

Commitments and contingencies
Members’ equity:
Syntroleum Corporation capital contributions	53,560,424	53,560,424
Tyson Foods, Inc. capital contributions	56,741,495	56,741,495
Accumulated deficit	(82,892,414)	(69,806,124)

Total members’ equity	27,409,505	40,495,795

Total liabilities and members’ equity	$154,101,554	$163,866,667

See notes to condensed financial statements.

DYNAMIC FUELS, LLC

CONDENSED STATEMENTS OF OPERATIONS

Six Months Ended March 31, 2014 and 2013

(unaudited)

	Six Months Ended March 31, 2014	Six Months Ended March 31, 2013
Revenues:
Sales	$183,342	$19,818,998
Government incentives	31,158	26,676,558
Other	16,056	222,899

Total revenues	230,556	46,718,455
Operating costs and expenses:
Cost of goods sold and operating expenses	12,282,130	36,471,660
General and administrative	641,030	512,807

Total expenses	12,923,160	36,984,467

Income (loss) from operations	(12,692,604)	9,733,988
Interest expense, net	(537,643)	(707,609)
Interest rate swap valuation adjustment	42,543	(31,255)
Other income	101,414	177,008

Net income (loss)	$(13,086,290)	$9,172,132

Allocation of net income (loss) to members:
Syntroleum Corporation	$(6,543,145)	$4,586,066
Tyson Foods, Inc.	(6,543,145)	4,586,066

	$(13,086,290)	$9,172,132

See notes to condensed financial statements.

DYNAMIC FUELS, LLC

CONDENSED STATEMENTS OF CASH FLOWS

Six Months Ended March 31, 2014 and 2013

(unaudited)

	Six Months Ended March 31, 2014	Six Months Ended March 31, 2013
Cash Flows from Operating Activities	$(4,572,778)	$(8,517,766)

Cash Flows from Investing Activities
Proceeds (payments) for property, plant and equipment, net	67,146	(1,985,827)
Change in restricted cash	(40)	(81)

Net cash provided by/(used in) investing activities	67,106	(1,985,908)

Cash Flows from Financing Activities
Proceeds from capital contributions	—	3,440,000
Notes payable – related parties	4,700,000	7,900,000

Net cash provided by financing activities	4,700,000	11,340,000

Net change in cash	194,328	836,326
Cash and cash equivalents at beginning of year	1,031,342	1,423,745

Cash and cash equivalents at end of year	$1,225,670	$2,260,071

See notes to condensed financial statements.

DYNAMIC FUELS, LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

(unaudited)

Note 1 – Basis of Presentation

Dynamic Fuels, LLC, a Delaware limited liability company (the Company), was formed on June 22, 2007, as a joint venture between Syntroleum Corporation (Syntroleum), and Tyson Foods, Inc., (Tyson) (collectively, the Members). The Company was organized to engage in the development, production, marketing and sale of Bio-Synfined® renewable fuels produced using Syntroleum’s Bio-Synfining® technology in the United States including the development, construction, financing, testing, ownership, operation and maintenance of one or more Bio-Synfining® renewable fuels production plants. The Company began making sales during November 2010, and became operational during the year ended September 30, 2011.

The Company has experienced net losses since it began operations and has an accumulated deficit of $82.9 million as of March 31, 2014. Additionally, it has a working capital deficiency of $20.3 million, including the notes payable to related parties of $25.2 million at March 31, 2014. The plant was idled in October 2012 for scheduled maintenance which was completed in December 2012. Since then, the plant has remained idle. The Company has $100.0 million of long-term notes payable that are due October 1, 2033 (see Note 4). Since its inception, the Company relied on funds from its Members to meet its cash flow obligations. On June 3, 2014, Syntroleum sold substantially all of their assets to Renewable Energy Group, Inc. (REG) located in Ames, IA. This included their 50% share in the Company. On June 6, 2014, Tyson sold their 50% share in the Company, to REG. Subsequent to the transactions with REG, Dynamic Fuels, LLC changed its name to REG Geismar, LLC.

The accompanying financial statements have been prepared without an audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted (“GAAP”) in the United States have been condensed or omitted pursuant to the rules and regulations. However, the Company believes that the disclosures made are adequate to make the information presented not misleading when read in conjunction with the audited financial statements and the notes for the fiscal year ended September 30, 2013. Management believes that the financial statements contain all adjustments necessary for a fair presentation of the results for the interim periods presented. All adjustments were of a normal, recurring nature. The results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

Note 2 – Inventories

A summary of inventories follows:

	March 31, 2014	September 30, 2013
Raw materials	$984,128	$1,010,916
Production supplies, and MRO inventory	1,464,061	1,468,767
Finished goods	628,971	816,989

	$3,077,160	$3,296,672

Note 3 – Property, Plant and Equipment

Property, plant and equipment consist of the following:

	March 31, 2014	September 30, 2013
Plant and equipment	$154,277,521	$154,348,078
Computer hardware and software	1,139,731	1,139,731
Other equipment	1,163,693	1,168,200
Plant construction in progress	1,229,862	1,226,452

	157,810,807	157,882,461
Accumulated depreciation	(21,300,334)	(17,814,031)

Property, plant and equipment, net	$136,510,473	$140,068,430

Depreciation expense for the six months ended March 31, 2014 and 2013 was $3,489,864 and $3,612,163, respectively.

Note 4 – Long-Term Notes Payable

In October 2008, the Company received $100.0 million in proceeds from the issuance of Gulf Opportunity Zone tax-exempt bonds (GOZone Bonds) made available by Louisiana Public Facilities Authority. These floating rate (0.07% at March 31, 2014 and September 30, 2013) bonds are due October 1, 2033.

As a condition of the Company obtaining the funding from the bonds, it was required to provide a letter of credit to effectively guarantee the repayment of the bonds. Pursuant to a warrant agreement dated as of June 30, 2008, between Syntroluem and Tyson, Tyson agreed to issue a letter of credit for $100.0 million to guarantee the Company’s obligation under the bonds (the Guarantee). The two members agreed that each member has effective responsibility for one-half of the Guarantee, and that each member is obligated for one-half of any and all amounts disbursed arising out of the Guarantee, up to $50.0 million each. Tyson agreed to maintain the Guarantee until the bonds mature or until the Company is able to provide the Guarantee and does so. In consideration for Tyson providing the Guarantee, Syntroleum issued and delivered warrants to purchase shares of Syntroleum stock. As of March 31, 2014, Tyson had provided an irrevocable letter of credit. In connection with the acquisition from Tyson, Renewable Energy Group, Inc. agreed to reimburse Tyson for any amounts payable by Tyson in the event of a draw on the letter of credit, to replace the letter of credit or redeem or discharge the GOZone Bonds and to secure these obligations by the deposit of $101.3 million into an escrow account for the benefit of Tyson, which represented the full amount of Tyson’s obligation under the letter of credit.

Monthly fees for this letter of credit were paid by Tyson, and the Company reimbursed Tyson for these monthly fees and recorded the expense accordingly. In November 2008, Tyson entered into an interest rate swap, fixed at 2.19%, related to these bonds on the Company’s behalf to mitigate interest rate risk on a portion of the bonds for five years (see Note 8). The Company recorded an expense from Tyson for all monthly settlements.

Cash paid for interest was approximately $692,000 and $1,286,000 for the six month period ended March 31, 2014 and 2013, respectively.

Note 5 – Related Party Transactions

The accompanying financial statements include transactions with Members of the Company, including raw materials, production royalties, sourcing fees, engineering support, accounting services, travel expenses, letter of credit fees, and collateral for interest rate swap associated with plant construction and financing of plant construction.

A summary of related party activity is as follows:

	Six Months Ended March 31, 2014	Six Months Ended March 31, 2013
Interest on a swap agreement	$43,139	$299,044
Letter of credit fees	641,455	640,255
Raw material sourcing fees	—	158,930
Railcar leases	520,800	511,252

Total expenditures incurred with Tyson	$1,205,394	$1,609,481

Amounts due to Tyson	$395,598	$792,685

Engineering services	$6,018	$841,849
Production royalties	—	111,512

Total expenditures incurred with Syntroleum	$6,018	$953,361

Amounts due to Syntroleum	$—	$28,209

During the six months ending March 31, 2014, and the year ending September 30, 2013, the Members provided the Company $4,700,000 and $12,470,000, respectively, in the form of noninterest bearing demand loans. Under the terms of these notes, repayment to the Members shall be made in three months or less to the extent that the Company has sufficient cash flow to pay current accounts payable and minimum cash balance of $350,000. Subsequent to March 31, 2014, the members provided an additional $1,900,000 to the Company in the form of noninterest bearing demand loans.

Note 6 – Commitments and Contingencies

Leases

Effective October 1, 2008, the Company entered into a land and office lease agreement associated with its plant located in Geismar, Louisiana, expiring September 30, 2033. Annual lease payments for the land are currently $2,184,304, payable in four quarterly installments of $546,076. In addition, infrastructure maintenance fees totaling $111,180 are due in quarterly installments of $27,795. The Company expects to pay approximately $2.2 million per year in lease payments over the next five years. The lease may be terminated early for a fee.

As part of the lease, the Company is required to provide an evergreen letter of credit in the amount of $2,000,000. The letter of credit consists of four annual deposits of $500,000 beginning December 31, 2011. It must stay in place until combined equity of the Members is greater than $50.0 million. As of March 31, 2014, $1.5 million of certificates of deposit at JP Morgan Chase collateralize the letter of credit. This amount is captured in other assets and reflected as a long-term asset on the balance sheet.

Effective May 2012, the Company entered into a lease agreement with one of its Members to lease rail cars for feed stock transportation, expiring April 30, 2015. The Company pays lease payments based upon the number of cars leased times the number of days in the respective period. The Company expects to pay approximately $200,000 and $250,000 for the remainder of fiscal year 2014 and 2015, respectively.

Supplier contracts

The Company has entered into contracts for supplies of hydrogen, nitrogen, and utilities. The following table outlines the minimum take or pay requirement related to the purchase of hydrogen, nitrogen, and utilities:

Year	Amount
2015	3,437,000
2016	3,437,000
2017	3,437,000
2018	3,437,000
2019	3,437,000
Thereafter	20,197,000

Total	37,382,000

As a result of the minimum take or pay requirement, the Company incurred approximately $1,381,000 and $932,000 for the six months ending March 31, 2014 and 2013, respectively, in expense incremental to actual usage. As of March 31, 2014, the Company relies on one supplier, to provide the hydrogen necessary to execute the production process. Any disruptions to the hydrogen supply from this supplier will result in shutdown of plant operations. Termination fees are applicable should this agreement be terminated early.

Litigation

The Company along with Syntroleum and Tyson has been named in two patent infringement suits by Neste Oil Oyj (Neste) as referenced below. Pursuant to the terms of a June 27, 2012 Bio-Synfining® Site License Agreement, Syntroleum has agreed to indemnify Tyson and the Company subject to certain limitations with respect to third party patent claims such as those advanced by Neste in the two U.S. litigations described below. REG has assumed this indemnification obligation effective June 3, 2014 in connection with the transaction described in Note 1.

Regarding the proceedings before the U.S. Patent & Trademark Office (PTO), on June 26, 2013, the PTO issued an Office Action Closing Prosecution and rejecting all claims in the ongoing inter partes reexamination of Neste Oil’s U.S. Patent No. 8,187,344. The reexamination was initiated by Syntroleum in August 2012 after Neste filed suit against Syntroleum, Tyson and the Company on May 29, 2012, in the District of Delaware regarding alleged infringement of the ‘344 patent. On January 31, 2013, the District Court stayed the lawsuit pending the final outcome of the PTO’s reexamination of the ‘344 patent. Mirroring its prior office action (dated September 14, 2012), the PTO again rejected both the original claims of the ‘344 patent, as well as the amended and new claims submitted by Neste, as obvious in view of the prior art. The reexamination proceedings remain pending at the PTO under Reexam Control Number 95/002,084.

Another proceeding initiated by Syntroleum before the PTO is an inter partes review (IPR) of Neste Oil’s U.S. Patent No. 8,212,094. The ‘094 patent covers similar subject matter and shares a common inventor with Neste’s ‘344 patent, but adds nothing new to the field of diesel fuels or methods for making same. Neste filed a complaint against Syntroleum, Tyson and the Company in the District of Delaware on December 20, 2012, regarding alleged infringement of the ‘094 patent. On March 8, 2013, Syntroleum filed a petition with the PTO seeking inter partes review of the ‘094 patent. On July 2, 2013, the District Court in Delaware stayed Neste’s second lawsuit there (filed on December 20, 2012) alleging infringement of the ‘094 patent. The District Court’s July 2nd decision was based on the pending request for inter partes review of the ‘094 patent.

On September 4, 2013, the U.S. Patent & Trademark Office Patent Trial and Appeal Board (Board) issued a decision instituting an IPR of all claims of the ‘094 patent. The PTO found that “there is a reasonable likelihood that Syntroleum would prevail with respect to claims 1-20 of the ‘094 patent” based on the information presented.

On November 11, 2013, Neste filed a motion to amend the claims of the ‘094 patent, which was accompanied by a request to cancel all 20 of the original claims. The PTO will issue a final decision on the validity of the proposed amended claims by no later than September 4, 2014.

The most recent proceeding initiated by Syntroleum before the PTO is another IPR request covering Neste Oil’s U.S. Patent No, 8,278,492. Neste has not formally asserted an infringement claim against the Company or initiated litigation regarding the ‘492 Patent. The ‘492 patent covers similar subject matter and shares a common inventor with Neste’s ‘344 and ‘094 patents, but adds nothing new to the field of diesel fuels or methods for making same. Syntroleum’s IPR request on the ‘492 patent was filed on November 22, 2013. On March 7, 2014, Neste filed a paper with the PTO waiving its right to submit an optional preliminary response. It is expected that the Board will issue a decision to grant or deny the request to institute an IPR by June 7, 2014.

Management and legal counsel are currently unable to reasonably estimate the amount of liability which may be incurred if an adverse decision is rendered as the suits are still in relatively early stages.

Note 7 – Derivative Financial Instruments

The Company’s business operations give rise to certain market risk exposures due to changes in interest rates. The Company manages this risk through the use of a derivative financial instrument, to reduce the exposure to interest rate risk associated with a variable-rate borrowing. The interest rate swap was entered into by Tyson for the Company.

Risk management programs are reviewed and monitored by the Company’s Management Committee. These programs will be revised as market conditions dictate. The current risk management programs utilize industry-standard models that take into account the implicit cost of hedging. Risks associated with market risks and those created by derivative instruments and the mark-to-market valuations are strictly monitored at all times, using value-at-risk and stress tests.

The objective of the undesignated interest rate swap was to manage interest rate risk exposure on a floating-rate bond. The interest rate swap agreement effectively modified the Company’s exposure to interest rate risk by converting a portion of the floating-rate bond to a fixed rate, thus reducing the impact of the interest-rate changes on future interest expense. Under this arrangement, notional values decreased by approximately $25.0 million per year until which time the arrangement expired in November 2013.

This interest rate swap did not qualify for hedge treatment due to differences in the underlying bond and swap contract interest-rate indices. The Company marked this position to fair value through earnings at each reporting date. During the six month period ended March 31, 2014 and 2013, the Company recognized approximately $86,000 and $268,000, respectively, in mark-to-market swap valuation income, respectively, on an approximate average notional debt of $25.0 million and $27.0 million, respectively.

Note 8 – Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy contains three levels as follows:

Level 1 – Unadjusted quoted prices available in active markets for the identical assets or liabilities at the measurement date.

Level 2 – Other significant observable inputs available at the measurement date, including quoted prices for similar securities.

Level 3 – Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

The interest rate swap was recorded at its estimated fair value, based on a discounted cash flow model. This model used quoted LIBOR swap rates adjusted for credit and nonperformance risk.

The preceding method may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Company has certificates of deposit of $1.5 million and $1.0 million included in other and reflected as a long-term asset as of March 31, 2014, and September 30, 2013, respectively. These are valued at their fair value and are considered Level 2 measurements in the fair-value hierarchy.

The estimated fair value of the long-term debt is estimated by management to approximate the carrying value of $100.0 million at March 31, 2014 and September 30, 2013. Management’s estimates are based on the obligations characteristics, including the floating interest rate, maturity and collateral. Such valuation inputs are considered a Level 2 measurement in the fair value valuation hierarchy.

Note 9 – Customer Concentration

The Company is subject to concentrations of credit risk and regulatory risk. For the six months ended March 31, 2014, sales to one customer accounted for approximately 89% of total sales revenue and 79% of trade receivables. For the six months ended March 31, 2013, sales to two customers accounted for approximately 82% and 13%, respectively, of total sales revenues. As of September 30, 2013, one customer accounted for 95% of the trade receivables.